October 26, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Bergio International, Inc.

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement of our report dated April 17, 2017, relating to our audit of the balance sheet of Bergio International, Inc.  as of  December 31, 2016 and 2015 and the related statements of operations, stockholders’ equity  and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in this prospective.

Sincerely,

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

Edina, Minnesota

5201 Eden Ave

Suite 300

Edina, MN 55436

630.277.2330